Exhibit 23.3

                        CONSENT OF INDEPENDENT AUDITORS


               We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to the Registration Statement (Form S-4, No. 33-91006) and the related Prospectus of PriCellular Corporation to be filed on or about January 23, 1997 for the registration of $25,000,000 initial offering price of shares of its Class A Common Stock, $75,000,000 initial offering price of shares of its Preferred Stock and $100,000,000 initial offering price of its Debt Securities and to the incorporation by reference therein of our report dated April 19, 1995, with respect to the combined financial statements of Illinois RSA 4 and 6 for the year ended December 31, 1994 included in the Form S-4, No. 33-91006 previously filed with the Securities and Exchange Commission.

                                                        /s/ Ernst & Young LLP

San Antonio, Texas
January 21, 1997